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EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: Monday, December 10, 2001

SCHULER HOMES, INC. ANNOUNCES EXTENSION OF EXCHANGE OFFER

HONOLULU, HI & EL SEGUNDO, CA—Schuler Homes, Inc. (NASDAQ: SHLR) announced today that it has extended the expiration of its exchange offer (the "Exchange Offer") to exchange up to $250,000,000 aggregate principal amount of its 9 3/8% Senior Notes due 2009 and up to $150,000,000 aggregate principal amount of its 10 1/2% Senior Subordinated Notes due 2011, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $250,000,000 aggregate principal amount of its outstanding 9 3/8% Senior Notes due 2009 (the "Old Senior Notes") and up to $150,000,000 aggregate principal amount of its outstanding 10 1/2% Senior Subordinated Notes due 2011 (the "Old Senior Subordinated Notes") held by qualified institutional buyers, as defined under the Securities Act (such parties, "Holders"), to 5:00 p.m., New York City time, on Thursday, December 13, 2001, in order to allow additional time for untendered Old Senior Notes to be tendered. The previous expiration date of the Exchange Offer was 5:00 p.m., New York City time, on Monday, December 10, 2001.

To date, Holders have tendered $249,000,000 aggregate principal amount of Old Senior Notes (or 99.6% of the total issued and outstanding amount of Old Senior Notes) and $150,000,000 of Old Senior Subordinated Notes (or 100% of the total issued and outstanding amount of Old Senior Subordinated Notes). Only $1,000,000 aggregate principal amount of Old Senior Notes (or 0.4% of the total issued and outstanding amount of Old Senior Notes) has not been tendered.

Questions concerning the delivery of appropriate documents and existing notes should be directed to Gonzalo Urey ((213) 533-8707) at U.S. Bank Trust National Association, the exchange agent for the Exchange Offer.

The existing notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Schuler Homes, Inc. designs, builds and markets single-family residences, townhomes, and condominiums primarily to entry-level and first-time and, to a lesser extent, second-time move-up buyers in strong western suburban markets. The Company is among the top fifteen builders in the country and is among the top five builders in California, Colorado, Hawaii, Washington, and Oregon with a growing presence in Arizona.

CONTACT:	Thomas Connelly, Senior Vice President & CFO	310-648-7200

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